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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in (i) the Registration Statement (Form S-8, No. 33-64367) pertaining to the Sonat Inc. Executive Award Plan and the related Prospectus, (ii) the Registration Statement (Form S-8, No. 33-50142) pertaining to the Sonat Savings Plan and the related Prospectus and (iii) the Registration Statement (Form S-3, No. 333-62383) of Sonat Inc. and the related Prospectus and Prospectus Supplement of our report dated January 19, 1999, with respect to the consolidated financial statements of Sonat Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

Our report refers to a change in accounting for oil and gas properties from the successful efforts method to the full cost method.

Our audits also included the financial statement schedules of Sonat Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




Birmingham, Alabama                         Ernst & Young LLP
March 19, 1999